Exhibit 99.2

March 11, 2013 07:00 ET

Helen Papagiannis, TED Conference Keynote Speaker and World Renowned Expert in Augmented Reality Joins Infinity Augmented Reality, Inc.

NEW YORK, NY--(Marketwire - Mar 11, 2013) - Infinity Augmented Reality, Inc. ("Infinity Augmented Reality" or "Infinity AR") (OTCQB: ALSO), a leader in the field of Augmented Reality, announced today that noted Augmented Reality academic and design expert Helen Papagiannis has joined the company as its Chief Innovation Officer. "We are thrilled to have Helen Papagiannis aboard as she is truly the best and the brightest in the field of Augmented Reality. There is no telling what unique products and services she will bring to market as Chief Innovation Officer," declared Avrohom Oratz, the President and Chief Executive Officer of Infinity Augmented Reality.

Ms. Papagiannis brings a unique background in Augmented Reality to Infinity AR that is both deep and wide in the worlds of academia and commerce. Working almost a decade in the Augmented Reality sector, Ms. Papagiannis has experience as a designer and artist, bringing concepts in Augmented Reality to the realm of commercial success as a product for market. Ms. Papagiannis commented, "I am looking forward to taking the efforts of Infinity Augmented Reality to the next level. With Infinity AR's unique platform and recognition technology, the potential for commercial applications are endless."

In her own words, Ms. Papagiannis, "I make, think, and dream Augmented Reality."

Her professional career features industry recognition in such achievements as addressing the prestigious TED (Technology, Entertainment and Design) conferences with two TEDx talks and being the keynote speaker at global conferences dedicated to Augmented Reality.

http://www.youtube.com/watch?v=7QrB4cYxjmk

These efforts in both the thought and deed of Ms. Papagiannis will be joining an increasing array of talent at Infinity Augmented Reality. Moshe Hogeg, founder and CEO of Mobli, which was described in an article in Forbes as "The Next Google," is on the board of Infinity AR. Mr. Hogeg has articulated the mission of Mobli to be a visual search engine to show, "everything worth seeing in the world." About Ms. Papagiannis joining him, Mr. Hogeg stated, "I could not be more excited about working with Helen Papagainnis. The opportunities for Augmented Reality are endless and she will definitely help Infinity AR to realize its potential."

Augmented Reality is where the inputs from the senses are fortified with data delivered by the Internet and other computer generated inputs, such as GPS. With the assistance of Augmented Reality, information about the surrounding area becomes interactive and manipulated with the use of applicable data. It has been described by analysts as the next $100 billion high tech industry, following in the ascension of development from mobile phones to the Internet and now Augmented Reality.

Ms. Papagiannis has dedicated her professional life and academic career to mastering this marketplace where individual sectors such as retail, entertainment, and education are measured in the trillions of dollars in annual expenditures of which billions will flow into augmented reality applications. With degrees from the University of Toronto, and Ryerson University that have culminated in her specialty in Augmented Reality, she has an educational foundation that has reached the pinnacle of academia for this specialized discipline, with a soon to be granted doctorate degree from York University.

About Augmented Reality

Augmented reality is a medium in which real sensory inputs are enhanced, or augmented, with relevant digital information from the Internet. Using specially equipped eyewear, virtual images, video, and sound are superimposed for the user over what is actually seen and heard, heightening the real-life experience with additional information that is pertinent, informative, practical, and/or entertaining. The individual user may also be fully immersed in a virtual world, temporarily blocking out real surroundings. With augmented reality, sensory inputs are no longer limited to what is within eyeshot or earshot, but may incorporate, in real-time, all that the network has to offer.

Augmented reality requires an interface, such as digitally-enhanced eyewear, that can instantaneously overlay virtual images and video on top of what is actually experienced. Companies like Google and Lumus are in the process of developing augmented reality glasses that will change the way users see and interact with the world. Infinity AR will utilize their augmented reality applications through these glasses and/or through other mobile devices such as smart phones. As the individual turns his or her head in various directions and looks at different people or objects through the eyewear, the sights that are overlaid change accordingly. The eyewear incorporates speakers that add virtual sounds to the overall experience, as well as microphones that capture and interpret the user's spoken commands through speech recognition technology in order to summon desired information and actions. Further information on the Company is available at its website. www.infinityar.com.

Safe Harbor Forward-Looking Statements
Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in our public filings with the Securities and Exchange Commission. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward looking statements.

Contact Information

Infinity Augmented Reality, Inc.
Avrohom Oratz
President and Chief Executive Officer
(212) 201-4070